UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2021

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

DELAWARE	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 §CRF 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 26, 2021, MGM Resorts International (the “Company”) entered into a Purchase Agreement (together with the exhibits and schedules attached thereto, the “Purchase Agreement”) with BRE Spade Parent LLC, a Delaware limited liability company (“Seller 1”), BRE Spade PropCo Holdings LLC, a Delaware limited liability company (“Seller 2”), BRE Spade Mezz 1 LLC, a Delaware limited liability company (“Seller 3”) and BRE Spade Voteco LLC, a Delaware limited liability company (“Seller 4”, and together with Seller 1, Seller 2 and Seller 3, the “Sellers”). The Sellers own all of the equity interests of NP1 Hong Kong Limited, a Hong Kong limited company (“NP1HK”), NP1 Pegasus LLC, a Delaware limited liability company (“NP1 Pegasus”), and Nevada Property 1 LLC, a Delaware limited liability company (“Opco”), collectively, the operating component of The Cosmopolitan of Las Vegas (the “Interests”). Opco currently leases the Real Property (as defined in the Purchase Agreement) from TCOLV Propco LLC, a Delaware limited liability company (“Propco”) and prior to the closing (the “Closing”) of the transactions contemplated under the Purchase Agreement (the “Proposed Transaction”), Propco will convey the Real Property to Marker LV Propco LLC, a newly-formed Delaware limited liability company (the “Landlord”).

Pursuant to the Purchase Agreement, at the Closing, (a) the Company will acquire all of the Interests on the terms and subject to the conditions of the Purchase Agreement and (b) the Company, through OpCo, will lease the Real Property from the Landlord, pursuant to the Lease by and between the Landlord and Opco (the “New Lease”).

Purchase Agreement

Upon the terms and subject to the conditions set forth in the Purchase Agreement, the Company will purchase all of the Interests for cash consideration of $1.625 billion subject to customary purchase price adjustments (the “Interests Purchase”). As a result of the Interests Purchase, Opco, NP1HK and NP1 Pegasus will become wholly-owned subsidiaries of the Company. Pursuant to the Purchase Agreement, the Company is obligated to use its reasonable best efforts to obtain the requisite antitrust and gaming regulatory approvals. The Purchase Agreement may be terminated by either party if the Closing has not occurred on or before June 26, 2022, which date may be extended by either party to a date on or prior to September 26, 2022 under certain circumstances. The Purchase Agreement contemplates a reverse termination fee of $500 million that is payable by the Company in the event that the parties are unable to obtain antitrust or gaming regulatory approval. The transaction is expected to close during the first half of 2022, subject to customary closing conditions.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of the specific date (or dates) set forth therein and were solely for the benefit of the parties to such agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Purchase Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Purchase Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company or any other parties thereto.

Pursuant to the terms of the Purchase Agreement in connection with the Closing, the Real Property will be leased by the Landlord to Opco pursuant to the New Lease with an initial base rent of $200 million per annum (the “Rent”) for a term of 30 years with three 10-year renewal options. The Rent will escalate annually throughout the term of the New Lease at a rate of 2% per annum for the first 15 years and thereafter equal to the greater of 2% and the CPI increase during the prior year subject to a cap of 3%. In addition, the New Lease will require that Opco be obligated to spend a specified percentage of net revenues over a rolling five-year period at the Real Property on capital expenditures and for Opco and the Company to comply with certain financial covenants, which, if not met, will require Opco to maintain cash security or provide one or more letters of credit in favor of the Landlord in an amount equal to the rent for the succeeding one year period. The Company will provide a guarantee of Opco’s obligations under the New Lease.

This description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement attached hereto as Exhibit 2.1. Exhibits and schedules that have been excluded from the text of the Purchase Agreement attached hereto will be supplementally furnished to the Securities and Exchange Commission upon request.

Item 9.01	Financial Statements and Exhibits.

(a)    Not applicable.

(b)    Not applicable.

(c)    Not applicable.

(d)    Exhibits:

Exhibit No.	Description

2.1	Purchase Agreement by and among BRE Spade Parent LLC, BRE Spade PropCo Holdings LLC, BRE Spade Mezz 1 LLC, BRE Spade Voteco LLC and MGM Resorts International, dated as of September 26, 2021*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. MGM Resorts International agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2021

MGM Resorts International

By:	/s/ Jessica Cunningham
Name:	Jessica Cunningham
Title:	Senior Vice President, Legal Counsel and Assistant Secretary